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Exhibit 3.29

[QUÉBEC LOGO]
L'Inspecteur général des institutions financières	Form 1 ARTICLES OF INCORPORATION Companies Act Part 1A

1	Corporate name or number
CASCADES LUPEL INC.

2	Judicial district of Québec where the company has its head office	3	Exact number or maximum and minimum no. of directors	4	Effective date if later than filing date
Trois-Rivières		Minimum 1 Maximum 10

5	Description of share capital
An unlimited number of common shares and An unlimited number of Class "A" and "B" preferred shares

6	Restrictions on share transfers, if any
Schedule 1

7	Limitations on its activities, if any
Schedule 1

8	Other provisions
Schedule 1

9	Founders
Surname and first name	Address including postal code (if a corporation, indicate the head office and statute of incorporation)	Profession	Signature of each founder (if a corporation, signature of authorized person)
CASCADES INC.	404 Rue Marie-Victorin Kingsey-Falls (Québec) J0A 1B0	Part 1A Quebec Law	(sgd)

If insufficient space, attach a schedule

Reserved for administration			2414 3562
Government of Québec Filed 1986 03 26
Inspector General of Financial Institutions

SCHEDULE 1

The authorized share capital of the Company consists of an unlimited number of common shares, an unlimited number of Class "A" preferred shares and an unlimited number of Class "B" preferred shares.

COMMON SHARES

The common shares shall confer on their holders the following rights:

VOTING:	The right to vote on the basis of one vote per share at all meetings of shareholders, except those where only the holders of specific classes of shares are entitled to vote;
DIVIDENDS:	Subject to the rights of the holders of other classes of shares, the right to receive dividends declared by the Company; and
LIQUIDATION:	The right to share in the remaining property upon the liquidation of the Company.

CLASS "A" AND CLASS "B" PREFERRED SHARES

The rights, privileges, conditions and restrictions attaching to the Class "A" and Class "B" preferred shares of the Company are the following:

CLASS "A":

    The Class "A" preferred shares with non-cumulative and non-preferential dividends are also non-participating.

    Without voting rights.

    Redeemable at par value or at the subscription price, as the case may be; and

    Have no priority over the common shares or the other classes of shares in the event of dissolution or liquidation.

CLASS "B":

i)
The Class "B" shares may be issued in series, as hereinafter provided, and shall, within their respective class, rank equally among themselves for the payment of dividends and the return of capital.

ii)
Subject to the provisions of the Companies Act and the following provisions, which shall apply to all Class "B" preferred shares of all series, and all the conditions relating to all series of Class "B" preferred shares outstanding, the directors of the Company shall be entitled to determine, by resolution duly passed prior to the issuance of the Class "B" preferred shares of each series and without any requirement to pass by-laws to be ratified by the shareholders, to divide the Class "B" preferred shares into series and to determine the number of shares per series as well as the designations, rights, privileges, restrictions and conditions of each series of preferred or Class "B" shares, including, but without limiting the generality of the foregoing, the rate, amount or method of calculation and the terms of payment of dividends, cumulative or otherwise, the terms and conditions of redemption (including redemption at the option of the holder), purchase or conversion, or the provisions regarding any sinking fund or acquisition fund.

iii)
Prior to issuing Class "B" preferred shares of any series, the directors shall amend the articles of the Company in order to include therein, where applicable, the number and designation as well as the rights, privileges, conditions and restrictions determined for the Class "B" preferred shares of such series.

DIVIDENDS:

i)
The registered holders of any series of Class "B" preferred shares shall be entitled to receive, during each fiscal year of the Company, or according to any other frequency, at any other intervals, preferential dividends which shall be cumulative or non-cumulative and payable at the times, rates or amounts and at the place or places as the directors may determine for each series prior to the issuance of any Class "B" preferred shares of such series.

ii)
Dividends on any Class "B" preferred shares in the cumulative dividend series shall begin to accrue as of a date which shall be within six (6) months of the respective dates of issuance of each series and which, upon each issuance, shall be established by the directors prior to the issuance of the Class "B" preferred shares of such series, and in the event such a date is not established, the dividend shall begin to accrue as of the date of issuance.

iii)
The holders of Class "B" preferred shares shall not be entitled to any additional dividend other than the specific preferential dividends that have been determined with respect to each series under the rights, privileges, restrictions and conditions attaching to the Class "B" preferred shares of such series.

Government of Québec
 Inspector General of
Financial Institutions

Form 5 ARTICLES OF AMENDMENT Companies Act, R.S.Q., c. C-38 Part 1A

1.	Corporate name or number
CASCADES LUPEL INC.

2.	Motion filed under sections 123.140 and following of the Companies Act
3.	The articles of the company are amended as follows:
Section 6—Restrictions on Transfers of Shares—is amended as follows:
See attached Schedule 2, which forms an integral part hereof.
Section 8—Other Provisions—is amended as follows:
See attached Schedule 3, which forms an integral part hereof.

4.	Effective date, if different from the date of filing (see instructions)	5.	Corporate name (or number) prior to the amendment, if different from that mentioned in Box 1
N/A

If insufficient space, attach a schedule in duplicate.
Authorized signature (signed) Robert F. Hall
Reserved for the administration Government of Québec Filed June 5, 1997
Inspector General of Financial Institutions

SCHEDULE 2

RESTRICTIONS ON TRANSFERS OF SHARES

        No shares of the share capital of the Company shall be transferred without the approval of the Board of Directors of the Company evidenced by a resolution enacted in this regard or by the unanimous consent of the shareholders.

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  Exhibit 3.29
SCHEDULE 1